Exhibit 10.1

This Agreement made as of the 17th day of November, 2010 between Mary Kricfalusi, an individual resident at 186 Maurice Drive, Oakville, Ontario, Canada L6K 2W9 ("Mary K.") and Diamond Technologies Inc., a corporation incorporated in the State of Nevada, U.S.A., having its head office at 15 Allstate Parkway, Suite 600, Markham, Ontario, Canada L3R 5B4 ("DTI")

WITNESSETH THAT WHEREAS:

Mary K and DTI are parties to an employment contract dated as of the 15thday of April, 2010 (the "Mary K Employment Contract") pursuant to which certain amounts payable to Mary K remain unpaid (the "2010 Accrued Salary")

The books and records of DTI reflect certain additional amounts owing by DTI to Mary K including, without limitation, items marked as "due to officers and directors", "officers' compensation payable" and "due to shareholders" , (collectively the "Additional Obligations")

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto as hereinafter set forth, and other good and valuable consideration, the receipt of which is acknowledged, the parties covenant and agree as follows:

1.  DTI agrees to pay Mary K as follows:

a)   Ten thousand United States Dollars (USD $10,000/-) forthwith upon the execution and delivery of this Agreement;
b)   Two thousand United States Dollars (USD$ 2,000) to be paid 10 days following the signing of  this agreement.
c)   Five thousand United States Dollars (USD$ 5,000/-) on the 14th'dayDecember 2010.
d)   Five thousand United States Dollars (USD$ 5,000/-) on the 14thday January 201l.
e)   Ten thousand United States Dollars (USD$ 10,000/-) on the 14thday February 201l.
f)   Ten thousand United States Dollars (USD$ 10,000/-) on the 14thday March 201l.
g)   Ten thousand United States Dollars (USD$ 10,000/-) on the 14thday April201l.

2.   Mary K Employment Contract is terminated effective immediately.

3.   Mary K resigns as Director and officer on the Board of DTI effective immediately.

4.   Mary K waives payment by DTI of the 2010 Accrued Salary and any severance or termination  payment associated with termination of the Mary K Employment Contract referred to in paragraph 2 above.

5.   Mary K also waives payment of the Additional Obligations.

6.   Mary K releases and agrees to save harmless DTI from and against all liabilities, obligations; direct and indirect, of DTI to her, of every nature and kind, arising in any manner whatsoever up to the present, save and except for those expressed in this Agreement. DTI likewise releases and agrees to save harmless Mary K from and against all liabilities, obligations, direct and indirect, of  Mary K to DTI, of every nature and kind, arising in any manner whatsoever up to the present, save and except for those expressed in this Agreement.

7.   Mary K agrees to return the following items to DTI forthwith upon the execution and delivery of this Agreement.

A.	Minute Book of DTI
B.	Original documents of Incorporation.
C.	All original agreements, consulting agreements and engagement letters including that of Conrad.
D.	Register of share holders provided to Mary K by DTI's transfer agent.
E.	Details and contact information of the Stock transfer agents etc.,
F.	Mary K confirms that all accounting books receipts, invoices etc., are with DTI auditors M/s. Mallone and Bailey.
G.	Mary K confirms that all BANK STATEMENTS for 2008, 2009, and 2010 are with DTI's auditors M/s Mallone and Bailey.
H.	Mary K confirms that there was no Corporate Seal for the company
I.	Mary K confirms that all ACTUAL ACCOUNTANTS WORKSHEETS use to produce quarterly statements are with Tony de Luca.
J.	Mary K confirms that the old office of Printing Components / DTI in Hamilton, Ontario has been closed and the lease terminated. And the telephone line at the said old office has been disconnected.
K.	Mary K confirms that Diamond Technologies and Printing components email service and website have been termination as of November 2010.
L.	Mary K confirms that all property of DTI or Printing Components will be returned to DTI's corporate secretary, and that no copies of any documents will be retained.

8.    DTI agrees that it will not perform a "reverse stock split," at any time in the next three years. In the event the DTI performs a reverse stock split within three years of the date of this agreement, Mary K will have the option to maintain her ownership ratio as of the date of the reverse stock split for a period of six (6) months from the date of the reverse stock split. The mechanism by which Mary K may maintain her ownership ratio is that during the six (6) month period, at any time DTI issues more stock, Mary K will have the right and opportunity to purchase enough stock to maintain her ownership ratio under the same terms and price as those shares being issued by DTI. This right is not triggered by the exercise of any preexisting options or warrants during the six (6) month period. A reverse stock split is defined as any action to reduce the number of the DTI's shares held by all shareholders by some fixed ratio. The ownership ratio is defined as the ratio between the shares of stock owned by Mary K and the shares of stock outstanding.

9.   If DTI does not continue with the filing of its S-1 or the same does not become effective within a reasonable time, DTI will file a registration statement enabling three million of Mary K's shares of DTI to become free trading within 30 days.

10.   Mary K is signing this Agreement in good faith.

11.   This Agreement is governed by the laws in force in the Province of Ontario, Canada.

IN WITNESS WHEREOF the parties hereto have signed and delivered this Agreement as of the day and year first above written.

DEBBIE PILLON	MARY KRICFALUSI
Debbie Pillon	Mary Kricfalusi
Witness
Diamond Technologies Inc.
MARIO D’SOUZA
Mario D’Souza	By: JOHN CECIL
Witness	John Cecil